March 19, 2002

Mr. Lawrence L. Grypp, President
Columbus Life Insurance Company
400 East Fourth Street
Cincinnati, OH  45202

Dear Mr. Grypp:

           The following constitutes an amendment to the January 2, 2001 letter of understanding (the "Agreement") between OppenheimerFunds, Inc. ("OFI") and Columbus Life Insurance Company, ("the Company"). The only change has been to Schedule C, attached hereto.

           This Agreement will be effective as of May 1, 2002. Payment will be made to the Company quarterly during the term this Agreement is in effect, no later than thirty days following the end of the quarter starting with the quarter ending June 30, 2002. Payments shall be computed as set forth in Schedule C hereto.

           If this amended Schedule C meets with your approval, please have the enclosed duplicate copy of this letter signed on behalf of the Company, and return it to my attention.

                                                          Sincerely,


                                                          Michael F.X. Keogh
                                                          Title: Vice President,
                                                          OppenheimerFunds, Inc.


Agreed to and accepted on behalf of
COLUMBUS LIFE INSURANCE COMPANY


By:  ______________________________
     Title:  President